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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                               (Amendment No.__)*

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                                   iPass, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    46261V108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 25
                       Exhibit Index Contained on Page 23

CUSIP No. 46261V108                                           Page 2 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel V L.P. ("A5")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               6,691,210 shares,  except that Accel V Associates L.L.C.
BENEFICIALLY            ("A5A"),  the  general  partner  of A5, may be deemed to
  OWNED BY              have sole  power to vote  these  shares,  and ACP Family
    EACH                Partnership  L.P.  ("ACPFP"),  Homestake  Partners  L.P.
  REPORTING             ("HP"),  James  W.  Breyer  ("Breyer"),  Luke  B.  Evnin
   PERSON               ("Evnin"),  Eugene  D.  Hill,  III  ("Hill"),  Arthur C.
    WITH                Patterson ("Patterson"),  James R. Swartz ("Swartz") and
                        J. Peter Wagner ("Wagner"), the managing members of A5A,
                        may be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        6,691,210  shares,  except that A5A, the general partner
                        of A5,  may be deemed to have sole  power to  dispose of
                        these  shares,  and  ACPFP,  HP,  Breyer,  Evnin,  Hill,
                        Patterson,  Swartz and Wagner,  the managing  members of
                        A5A,  may be deemed to have  shared  power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,691,210
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                           Page 3 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel V Associates L.L.C. ("A5A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               6,691,210 shares, all of which are directly owned by A5.
BENEFICIALLY            A5A,  the  general  partner of A5, may be deemed to have
  OWNED BY              sole power to vote these shares,  and ACPFP, HP, Breyer,
    EACH                Evnin, Hill, Patterson,  Swartz and Wagner, the managing
  REPORTING             members of A5A,  may be deemed to have  shared  power to
   PERSON               vote these shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        6,691,210 shares, all of which are directly owned by A5.
                        A5A,  the  general  partner of A5, may be deemed to have
                        sole power to dispose of these  shares,  and ACPFP,  HP,
                        Breyer, Evnin, Hill,  Patterson,  Swartz and Wagner, the
                        managing  members of A5A,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,691,210
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                           Page 4 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Internet/Strategic Technology Fund L.P. ("AISTF")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               787,603  shares,  except  that Accel  Internet/Strategic
BENEFICIALLY            Technology  Fund  Associates  L.L.C.   ("AISTFA"),   the
  OWNED BY              general  partner  of  AISTF,  may be deemed to have sole
    EACH                power to vote  these  shares,  and  ACPFP,  HP,  Breyer,
  REPORTING             Evnin, Hill, Patterson,  Swartz and Wagner, the managing
   PERSON               members of AISTFA, may be deemed to have shared power to
    WITH                vote these shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        787,603 shares,  except that AISTFA, the general partner
                        of AISTF, may be deemed to have sole power to dispose of
                        these  shares,  and  ACPFP,  HP,  Breyer,  Evnin,  Hill,
                        Patterson,  Swartz and Wagner,  the managing  members of
                        AISTFA, may be deemed to have shared power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      787,603
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                           Page 5 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               787,603  shares,  all of  which  are  directly  owned by
BENEFICIALLY            AISTF.  AISTFA,  the  general  partner of AISTF,  may be
  OWNED BY              deemed  to have sole  power to vote  these  shares,  and
    EACH                ACPFP, HP, Breyer,  Evnin, Hill,  Patterson,  Swartz and
  REPORTING             Wagner, the managing members of AISTFA, may be deemed to
   PERSON               have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        787,603  shares,  all of  which  are  directly  owned by
                        AISTF.  AISTFA,  the  general  partner of AISTF,  may be
                        deemed to have sole power to  dispose  of these  shares,
                        and ACPFP, HP, Breyer,  Evnin, Hill,  Patterson,  Swartz
                        and  Wagner,  the  managing  members of  AISTFA,  may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      787,603
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                           Page 6 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Keiretsu V, L.P. ("AK5")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               116,683 shares,  except that Accel Keiretsu V Associates
BENEFICIALLY            L.L.C.  ("AK5A"),  the  general  partner of AK5,  may be
  OWNED BY              deemed  to have sole  power to vote  these  shares,  and
    EACH                Breyer,  Patterson and Swartz,  the managing  members of
  REPORTING             AK5A,  may be deemed to have shared  power to vote these
   PERSON               shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        116,683 shares, except that AK5A, the general partner of
                        AK5,  may be  deemed to have sole  power to  dispose  of
                        these  shares,  and Breyer,  Patterson  and Swartz,  the
                        managing  members of AK5A,  may be deemed to have shared
                        power to dispose of these shares
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      116,683
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                           Page 7 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Keiretsu V Associates L.L.C. ("AK5A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               116,683 shares,  all of which are directly owned by AK5.
BENEFICIALLY            AK5A, the general  partner of AK5, may be deemed to have
  OWNED BY              sole power to vote these shares,  and Breyer,  Patterson
    EACH                and Swartz,  the managing members of AK5A, may be deemed
  REPORTING             to have shared power to vote these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        116,683 shares,  all of which are directly owned by AK5.
                        AK5A, the general  partner of AK5, may be deemed to have
                        sole  power to  dispose  of these  shares,  and  Breyer,
                        Patterson and Swartz,  the managing members of AK5A, may
                        be  deemed  to have  shared  power to  dispose  of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      116,683
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                           Page 8 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Investors '96 L.P. ("AI96")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               350,044  shares,   except  that  Breyer,   Evnin,  Hill,
BENEFICIALLY            Patterson,  Swartz and Wagner,  the general  partners of
  OWNED BY              AI96,  may be deemed to have shared  power to vote these
    EACH                shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        350,044  shares,   except  that  Breyer,   Evnin,  Hill,
                        Patterson,  Swartz and Wagner,  the general  partners of
                        AI96,  may be deemed to have shared  power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      350,044
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                           Page 9 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Homestake Partners L.P. ("HP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             7,478,813 shares, of which 6,691,210 are shares directly
   PERSON               owned by A5 and  787,603  are shares  directly  owned by
    WITH                AISTF.  HP is a  managing  member  of A5A,  the  general
                        partner of A5 and a managing member AISTFA,  the general
                        partner of AISTF and may be deemed to have shared  power
                        to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,478,813 shares, of which 6,691,210 are shares directly owned by A5 and 787,603 are shares directly owned by AISTF. HP is a managing member of A5A, the general partner of A5 and a managing member AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,478,813
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                          Page 10 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ACP Family Partnership L.P. ("ACPFP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             7,478,813 shares, of which 6,691,210 are shares directly
   PERSON               owned by A5 and  787,603  are shares  directly  owned by
    WITH                AISTF.  ACPFP is a managing  member of A5A,  the general
                        partner of A5 and a managing member AISTFA,  the general
                        partner of AISTF and may be deemed to have shared  power
                        to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,478,813 shares, of which 6,691,210 are shares directly owned by A5 and 787,603 are shares directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5 and a managing member AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,478,813
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                          Page 11 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ellmore C. Patterson Partners ("ECPP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               160,439 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             0 shares.
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        160,439 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      160,439
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                          Page 12 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James W. Breyer ("Breyer")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             7,945,540 shares, of which 6,691,210 are shares directly
   PERSON               owned by A5, 350,044 are shares  directly owned by AI96,
    WITH                787,603 are shares  directly  owned by AISTF and 116,683
                        are shares  directly owned by AK5.  Breyer is a managing
                        member  of A5A,  the  general  partner  of A5, a general
                        partner of AI96, a managing  member AISTFA,  the general
                        partner of AISTF and a managing member AK5A, the general
                        partner of AK5 and may be deemed to have shared power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,945,540 shares, of which 6,691,210 are shares directly owned by A5, 350,044 are shares directly owned by AI96, 787,603 are shares directly owned by AISTF and 116,683 are shares directly owned by AK5. Breyer is a managing member of A5A, the general partner of A5, a general partner of AI96, a managing member AISTFA, the general partner of AISTF and a managing member AK5A, the general partner of AK5 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,945,540
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                          Page 13 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Luke B. Evnin ("Evnin")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             7,828,857 shares, of which 6,691,210 are shares directly
   PERSON               owned by A5,  350,044 are shares  directly owned by AI96
    WITH                and 787,603 are shares directly owned by AISTF. Evnin is
                        a managing  member of A5A, the general  partner of A5, a
                        general  partner of AI96 and a managing  member  AISTFA,
                        the  general  partner of AISTF and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,828,857 shares, of which 6,691,210 are shares directly owned by A5, 350,044 are shares directly owned by AI96 and 787,603 are shares directly owned by AISTF. Evnin is a managing member of A5A, the general partner of A5, a general partner of AI96 and a managing member AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,828,857
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                          Page 14 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Eugene D. Hill, III ("Hill")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             7,828,857 shares, of which 6,691,210 are shares directly
   PERSON               owned by A5,  350,044 are shares  directly owned by AI96
    WITH                and 787,603 are shares directly owned by AISTF.  Hill is
                        a managing  member of A5A, the general  partner of A5, a
                        general  partner of AI96 and a managing  member  AISTFA,
                        the  general  partner of AISTF and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,828,857 shares, of which 6,691,210 are shares directly owned by A5, 350,044 are shares directly owned by AI96 and 787,603 are shares directly owned by AISTF. Hill is a managing member of A5A, the general partner of A5, a general partner of AI96 and a managing member AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,828,857
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                          Page 15 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Arthur C. Patterson ("Patterson")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               280,439  shares,  of which  160,439  shares are directly
BENEFICIALLY            owned by ECPP.  Patterson is the general partner of ECPP
  OWNED BY              and may be  deemed  to have  sole  power  to vote  these
    EACH                shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        7,945,540 shares, of which 6,691,210 are shares directly
                        owned by A5, 350,044 are shares  directly owned by AI96,
                        787,603 are shares  directly  owned by AISTF and 116,683
                        are  shares  directly  owned  by  AK5.  Patterson  is  a
                        managing  member of A5A,  the  general  partner of A5, a
                        general partner of AI96, a managing  member AISTFA,  the
                        general partner of AISTF and a managing member AK5A, the
                        general  partner of AK5 and may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        280,439  shares,  of which  160,439  shares are directly
                        owned by ECPP.  Patterson is the general partner of ECPP
                        and may be deemed to have sole power to dispose of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,945,540 shares, of which 6,691,210 are shares directly owned by A5, 350,044 are shares directly owned by AI96, 787,603 are shares directly owned by AISTF and 116,683 are shares directly owned by AK5. Patterson is a managing member of A5A, the general partner of A5, a general partner of AI96, a managing member AISTFA, the general partner of AISTF and a managing member AK5A, the general partner of AK5 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,225,979
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                          Page 16 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James R. Swartz ("Swartz")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             7,945,540 shares, of which 6,691,210 are shares directly
   PERSON               owned by A5, 350,044 are shares  directly owned by AI96,
    WITH                787,603 are shares  directly  owned by AISTF and 116,683
                        are shares  directly owned by AK5.  Swartz is a managing
                        member  of A5A,  the  general  partner  of A5, a general
                        partner of AI96, a managing  member AISTFA,  the general
                        partner of AISTF and a managing member AK5A, the general
                        partner of AK5 and may be deemed to have shared power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,945,540 shares, of which 6,691,210 are shares directly owned by A5, 350,044 are shares directly owned by AI96, 787,603 are shares directly owned by AISTF and 116,683 are shares directly owned by AK5. Swartz is a managing member of A5A, the general partner of A5, a general partner of AI96, a managing member AISTFA, the general partner of AISTF and a managing member AK5A, the general partner of AK5 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,945,540
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                          Page 17 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      J. Peter Wagner ("Wagner")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             7,945,540 shares, of which 6,691,210 are shares directly
   PERSON               owned by A5,  350,044 are shares  directly owned by AI96
    WITH                and 787,603 are shares  directly owned by AISTF.  Wagner
                        is a managing  member of A5A, the general partner of A5,
                        a general  partner of AI96 and a managing member AISTFA,
                        the  general  partner of AISTF and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,945,540 shares, of which 6,691,210 are shares directly owned by A5, 350,044 are shares directly owned by AI96 and 787,603 are shares directly owned by AISTF. Wagner is a managing member of A5A, the general partner of A5, a general partner of AI96 and a managing member AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,828,857
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 46261V108                                          Page 18 of 25 Pages
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

            iPass, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3800 Bridge Parkway
            Redwood Shores, CA  94065

ITEM 2(a). NAME OF PERSONS FILING:

            This Statement is filed by Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel
            Keiretsu V L.P., a Delaware limited partnership ("AK5"), Accel Keiretsu V Associates, L.L.C., a Delaware limited liability company and the general partner of AK5 ("AK5A"), Accel Investors '96 L.P., a Delaware limited partnership ("AI96"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, ACP Family Partnership L.P. ("ACPFP"), a California limited partnership and a managing member of A5A and AISTFA, Homestake Partners L.P. ("HP"), a Delaware limited partnership and a managing member of A5A and AISTFA, James W. Breyer ("Breyer"), a general partner of AI96 and a managing member of A5A, AISTFA and AK5A, Luke B. Evnin ("Evnin"), a general partner of AI96 and a managing member of A5A and AISTFA, Eugene D. Hill, III ("Hill"), a general partner of AI96 and a managing member of A5A and AISTFA, Arthur C. Patterson ("Patterson"), a general partner of AI96, ECPP and ACPFP and a managing member of A5A, AISTFA and AK5A, James R. Swartz ("Swartz"), a general partner AI96 and HP and a managing member of A5A, AISTFA and AK5A and J. Peter Wagner ("Wagner"), a managing member of A5A and AISTFA and a general partner of AI96. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. ACPFP, Breyer, Evnin, Hill, HP, Patterson, Swartz and Wagner are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. Breyer, Patterson and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. Breyer, Evnin, Hill, Patterson, Swartz and Wagner are general partners of AI96 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96. ACPFP, HP, Breyer, Evnin, Hill, Wagner, Patterson, Swartz and Wagner are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

            The address of the principal business office for each of the Reporting Persons is:

            Accel Partners
            428 University Avenue
            Palo Alto, CA  94301

CUSIP No. 46261V108                                          Page 19 of 25 Pages
--------------------------------------------------------------------------------

ITEM 2(c) CITIZENSHIP:

            A5, AK5, AISTF, AI96, ECPP and HP are Delaware limited partnerships, ACPFP is a California limited partnership, A5A, AISTFA and AK5A are Delaware limited liability companies and Breyer, Evnin, Hill, Patterson, Swartz and Wagner are United States citizens.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e). CUSIP NUMBER:

            CUSIP # 46261V 10 8

ITEM 3. Not Applicable

CUSIP No. 46261V108                                          Page 20 of 25 Pages
--------------------------------------------------------------------------------

ITEM 4. OWNERSHIP:

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2003:

                  (a)   Amount beneficially owned:

                        See Row 9 of cover page for each Reporting Person.

                  (b)   Percent of Class:

                        See Row 11 of cover page for each Reporting Person.

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared   power  to   dispose   or  to  direct  the
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Under certain circumstances set forth in the partnership agreements of A5, AK5, AISTF, AI96, ACPFP, ECPP and HP, and the limited liability company agreements of A5A, AISTFA and AK5A, the general partners, limited partners, or members as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a general partner, limited partner, or member.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

CUSIP No. 46261V108                                          Page 21 of 25 Pages
--------------------------------------------------------------------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

            Not applicable

ITEM 10. CERTIFICATION:

            Not applicable

CUSIP No. 46261V108                                          Page 22 of 25 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2004

Entities:

Accel V L.P.
Accel Keiretsu V L.P.
Accel Internet/Strategic Technology
  Fund L.P.
Accel Investors '96 L.P.
Homestake Partners L.P.
ACP Family Partnership L.P.               By: /s/ Tracy L. Sedlock
Ellmore C. Patterson Partners                 ----------------------------------
Accel V Associates L.L.C.                     Tracy L. Sedlock, Attorney-in-fact
Accel Keiretsu V Associates L.L.C.            for above-listed entities
Accel Internet/Strategic Technology
  Fund Associates L.L.C.

Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Arthur C. Patterson
James R. Swartz
J. Peter Wagner                           By: /s/ Tracy L. Sedlock
                                              ----------------------------------
                                              Tracy L. Sedlock, Attorney-in-fact
                                              for above-listed individuals

CUSIP No. 46261V108                                          Page 23 of 25 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   24

Exhibit B:  Reference to Tracy L. Sedlock as Attorney-in-Fact           25

CUSIP No. 46261V108                                          Page 24 of 25 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

      The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of iPass, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

CUSIP No. 46261V108                                          Page 25 of 25 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT B

                REFERENCE TO TRACY L. SEDLOCK AS ATTORNEY-IN-FACT

      Tracy L. Sedlock has signed the enclosed documents as Attorney-In-Fact. Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.